Exhibit 10.8
[Specialized Technical Services, Inc. Letterhead]
“STRICTLY CONFIDENTIAL”
DATE: 12/4/03
SUBJECT: General Henry H. Shelton Arrangement Summary
The following is a summary of the elements regarding Mr. Henry H. Shelton’s working arrangement with The O’Gara Group, Inc. of 8180 Corporate Park Drive, Suite 301, Cincinnati, Ohio. This arrangement will be finalized with a formal agreement and will be effective January 1, 2004.
•	Description of Services: Beginning on January 1, 2003, Mr. Shelton will provide the following services: Participate as a member of The O’Gara Group, Inc. Board of Advisors. Represent The O’Gara Group, Inc. (TOG) and Specialized Technical Services, Inc. (STS) in both the US and International military marketplace.

•	Performance of Services: TOG & STS will rely on Mr. Shelton to work as many hours as may be reasonably necessary to fulfill the intent of this arrangement.

•	Payment for Services: As a member of the Board of Advisors Mr. Shelton will receive an annual retainer of $16,000 to be paid quarterly. Mr. Shelton will receive $1,000 for each Board meeting attended in person and $250 for each meeting attended telephonically. Transportation to and from board meetings held outside the Washington D.C. area will be provided by The O’Gara Group. Any additional expenses related to board meetings will be paid by The O’Gara Group. In addition, the O’Gara Group will pay a fee of $7,000 per month to Mr. Shelton for the Services of representing TOG and STS and assisting it to grow revenues and the company, in general. This fee will be paid monthly during the first week of the month following the period during which the Services were performed.

•	Commission Payments: A sales commission will be paid to Mr. Shelton for each award made to TOG/STS that Mr. Shelton has developed and is instrumental in bringing to fruition. Commissions will be paid at the following percentage of gross sales a) for orders totaling less than $100,000 the commission rate will be 5%, b) for orders $100,000 up to $500,000 the commission rate will be 4%, c) and for orders totaling greater than $500,000 the commission rate will be 3%. In the event there are multiple individuals involved in the sales process, the portion of the total commission (calculated as noted above) paid to each party involved will be determined based on the amount of effort/influence each party has on the overall outcome of the award. Chip Lennon will determine any split of the commission payments required at the time of contract award. Commissions will be paid when STS receives full payment from the customer for the order.

•	Equity Participation: In addition to the retainer and sales commissions, a stock option grant will be made annually to Mr. Shelton for Services provided. The amount of the stock option grant is to be in line with current public company practices as noted in attached memo from Bill O’Gara which references recent industry survey on Board member compensation. Mr. Shelton will be granted one tenth of a share of stock in TOG at the current valuation of $1,300 per share. The stock options would vest immediately and could be exercised in the event of a liquidating event in the next five years or converted if the company is taken public.

•	Relationship of Parties: It is understood by all parties that Mr. Shelton is an independent contractor with respect to TOG and STS and not an employee. As such, any normal employee benefits will not be provided as part of this arrangement.

•	Termination: Either party may terminate this agreement at any time upon 15 days prior written notice to the other party.

/s/ Chip Lennon
Tom O’Gara	Chip Lennon
Chairman & CEO, The O’Gara Group	Executive VP, The O’Gara Group and President, STS